SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 14a-12

SunGard Data Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

THIS FILING CONSISTS OF AN ARTICLE FROM INSTITUTIONAL INVESTOR APRIL 2005.

Institutional Investor

April 2005

Conde talks LBO in Cancún

Cris Conde was drained. The SunGard Data Systems CEO had just finished negotiating the sale of his tech vendor to a group of private equity firms for $11.3 billion, in what was to be the second-biggest LBO in history (only Kohlberg Kravis Roberts’s infamous $25 billion buyout of RJR Nabisco was larger). So he decided to squeeze in a vacation in Cancún with his three little kids. Although some wrinkles had to be ironed out, the deal was to be announced the following week, on Thursday, March 24.

But on Monday, the New York Post broke the news of the impending buyout, sending SunGard shares soaring. Then some members of the buying consortium balked at the previously negotiated price of $36 per share: The company’s stock had been trading in the mid-20s yet rose only to 31 and change on the news. SunGard and its advisers had to engage in quite a bit of back-and-forth to hold the group together.

Conde handled it all from his Cancún hotel room, while minding his youngsters.

“Rather than fly back on the spot and be out of pocket for six hours, I decided to just stay and do everything from there,” Conde, 45, tells Institutional Investor. “I have three young children and I was there by myself, so the logistics were not easy. It was very, very hectic. But you know, I explained to my children what was going on, and they were very supportive.

The deal, the biggest-ever LBO of a tech company, closed on the evening of Sunday, March 27 – at the originally agreed-to $36 per share. The final consortium consisted of lead investor Silver Lake Partners along with KKR, Bain Capital, Texas Pacific Group, Blackstone Group, Providence Equity Partners and Goldman Sachs’ private equity arm. (Thomas H. Lee Partners and Carlyle Group backed out, reportedly over price.)

Much on Conde’s mind during the negotiations was the appeal of operating as a private company. The LBO firms’ four-to-seven-year investment horizon is far longer than that of most public market investors, but it corresponds nicely with the life cycle of SunGard’s software and services, which it sells mainly to financial services firms. Moreover, the longer payback time allows for blips in earnings growth because of investments or acquisitions – both of which are crucial to SunGard’s business model.

“When you run a public company, you’re always having to make trade-offs between long term and short term,” says Conde. “We’ll still need to make trade-offs, but we think that we’ll be able to put more focus on the long term than before. And that leads to better decision making.”

About the Transaction

In connection with the proposed merger, on April 12, 2005, SunGard filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.